Exhibit 99.1

FROM VAMPIRES TO MONKEYS, SUPER BOWL FANS VOTE WITH VIGGLE
FOR BEST TV COMMERCIAL
Madonna’s halftime show draws 1.4 million Viggle votes and high praise from viewers

NEW YORK, NY – Feb. 6, 2012 – In the heat of Sunday’s big match between the New England Patriots and the New York Giants, Viggle℠—a Function(x) company (Symbol: FNCX)—held a close game of its own, drawing thousands of football fanatics to partake in “Viggle Bowl.” Once Super Bowl viewers checked into the game with Viggle on their iOS devices, Viggle Bowl kicked off, asking viewers to vote for their favorite TV commercials as they aired and answer sports trivia to gain points that could be redeemed for real rewards. Viggle users rated more than 50 commercials during the game—ultimately selecting the following as the top three Super Bowl favorites:

1.	NFL: We Play for You
2.	Volkswagen: Fat Dog
3.	Budweiser Light: Here we go

“Viggle’s goal for the Super Bowl was to provide our users with a fun, play along, point-earning experience which deepened engagement with both the game and the commercials,” said Chris Stephenson, president of Viggle. “People clearly loved the ads, with more than 40 percent of our audience playing in the Viggle Bowl through the end of the live game.”

In addition to the commercials, more than 1.4 million Viggle votes were cast rating Madonna’s halftime show—with more than 67 percent giving it a “thumbs up”—particularly raving about surprise guests Nikki Minaj, M.I.A., and LMFAO. Blake Shelton, Miranda Lambert and Kelly Clarkson also attracted positive reviews from Viggle users. Votes were cast by repeatedly tapping “thumbs up” or “thumbs down” during the performance.

Viggle awards users points for checking in to TV shows and interacting with branded videos, quizzes, and more. Points can be redeemed within the app for dozens of rewards from companies such as Burger King, Sephora, Fandango, and Hulu Plus—or converted into charitable donations. Viggle works with TV content from more than 160 channels—with more being added daily.

Viggle works with iOS devices such as iPhone®, iPad® and iPod touch®.  Functionality with Android-based devices is planned in the months to come.

About Viggle™
Viggle is a loyalty program for television that gives people real rewards for checking into the television shows they’re watching.  Currently available for Apple iPhone®, iPad® and iPod touch®, Viggle automatically identifies what television shows its users are watching and awards them points when they check-in. Viggle users can redeem their points in the app’s rewards catalogue for items such as movie tickets, music, gift cards and much more. For more information, visit http://www.viggle.com, follow us on Twitter @Viggle or like us on Facebook.

About Function(x)
Function(x) Inc. was founded by media entrepreneur Robert F.X. Sillerman, who has pioneered a number of successful television, radio and live entertainment businesses. Sillerman created Function(x) in June 2010 to develop new business models and digital products and services that encourage consumers to engage with entertainment such as TV, movies, games and music. The company is publicly listed as FNCX. For more information, visit http://www.functionxinc.com or follow us on Twitter @FunctionXinc.

This press release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as defined in the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. All information provided in this press release is as of February 6, 2012.   Except as required by law, Function(x) Inc. undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

Media Contact:
Laura Gonia
Weber Shandwick
FunctionX@webershandwick.com
Tel. 206.576.5580

Jason Reindorp
VP, Marketing
Function(x) Inc.
jr@functionxinc.com
Tel. 206.226.4085

Investor Relations:
John Small
Head of Strategy & Corp. Development
Function(x) Inc.
John.Small@functionxinc.com
Tel. 212.231.0092
###